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                         IVEX PACKAGING CORPORATION
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                         IVEX PACKAGING CORPORATION

                              Conference Call
                                May 1, 2002
                               9:00 a.m. CDT



Moderator                  Ladies and gentlemen, thank you for standing by,
                           and welcome to the IVEX First Quarter Earnings
                           Release conference call. At this time all participants are in a listen-only mode. Later there will be a question and answer session.
                           Instructions will be given at that time. Should you need any assistance during the call, please press zero, then the star key, and an operator will assist you off line. As a reminder, today's call is being recorded.

                           I would now like to turn the conference over to the Vice President and Treasurer, Mr. Rick Cote. Please go ahead, sir.

R. Cote Good morning, everyone. During this conference call we may make statements, which are forward looking. Any such forward-looking statements are based on company's current expectations. Because forward-looking statements involve risks and uncertainties, the company's actual results may differ materially. Among the factors that could cause results to differ materially from current expectations are the risks and circumstances described in the documents the company files with the Securities and Exchange Commission, specifically Forms 10-K and 10-Q. And now I'd like to turn the call over to George Bayly, our CEO.

G. Bayly Thank you, and good morning, everyone. We appreciate you joining us for the IVEX First Quarter Earnings conference call. I'll take the IVEX portion of this, and then Frank will talk about the transition activity that's under way with Alcoa, and we'll also talk about Packaging Dynamics.

                           From the IVEX standpoint, our management is quite pleased with the first quarter results and the overall status of our business. Despite some broad economic issues, we were successful in growing the [earnings] 33% in the quarter. That would be equivalent to 22% adjusted for the goodwill accounting change. We also remain excited about the opportunities available to IVEX in the remainder of 2002, both from a revenue growth standpoint and from an earnings growth standpoint. Let me just take a few minutes and talk about the financial results.

                           Given the difficult economic environment, the top line performance of the business was in line with our expectations. Although the net sales decreased by 12% in the quarter, compared to the first quarter of last year, the shortfall occurred in a few specific areas, many of which were a positive for the company.

                           The first is that unit pricing and the extruded sheet and thermoform products area was below last year due to raw material resin costs that were reduced. This is not a negative, as the margins actually have improved during the quarter.

                           Secondly, food packaging revenue in Europe was down $2.3 million due to the creation of an unconsolidated joint venture in France, which I think you're aware of. Again, this is a positive as the JV is a real factor in the marketplace, with more critical mass than we would have been able to achieve on our own, and a more local management structure. Our business on the Continent, specifically, in this case, France, was losing money in last year, and now we expect the joint venture to be profitable in the second quarter of this year.

                           Our medical and electronics business was down $5 million, primarily due to the slump in the technology sector. We are seeing signs of recovery in this area, and the medical business has been strong, and we believe we'll finish the year quite strong.

                           Our protective packaging business did experience a 13% revenue reduction, and this is the one business where we have the most direct tie to economic conditions. The very good news is that our core plastic and extrusion business and our extrusion and food packaging business experienced solid growth again in the first quarter. The extrusion volume in units was up 8%, as we continue to be a leader in these markets. Our integrated extrusion volume was somewhat stronger than our merchant volume. Food packaging business, adjusted for the impact of the joint venture in France, was up 5% in units.

                           I continue to be very pleased with the job our team has done on the cost structure as well. I believe we managed the costs extremely well within our control during the quarter, and we will continue to do so for the balance of the year.

                           Costs outside our control, raw materials and energy, have begun to show some modest volatility, but remained favorable throughout the quarter.

                           Margin improvement, EBITDA margin, increased from 14% to 15.4%, and reduced interest expense in the quarter enabled IVEX to earn solid EPS growth. The earnings per share of $0.28 compares to $0.21 in the first quarter of '01. Adjusted for the goodwill accounting change, this is $0.23. This represents encouraging performance as we think about the remainder of '02 and going into '03.

                           From the standpoint of outlook, we continue to be very confident that the business is well positioned strategically, and we will be able to deliver consistent earnings growth. Our core plastic extrusion and food packaging business has strong momentum, and has improving margins. I'm confident that our protective packaging business and the medical and electronics business will rebound as the macro environment improves and as the internal initiatives that we have under way begin to hit the top line and the bottom line. In the meantime, our management team continues to focus on the cost structure very aggressively.

                           Regarding the planned merger with Alcoa, as we announced on March 18th, IVEX has executed a definitive merger agreement with Alcoa, pursuant to which the shareholders of IVEX will receive, for each outstanding share of IVEX common stock, $21.50 in cash and a prorated distribution of the IVEX 48.2% interest in the common stock of Packaging Dynamics Corporation. As the transition has progressed, we continue to be impressed with the high quality, and the fit and organizational structure at Alcoa. We continue to expect the transaction will close during the second quarter of '02.

                           And now I'd like to turn it over to Frank to talk a little bit more about the transition process and also Packaging Dynamics. Before I do that, though, I'd like to say to the analysts that are on the call that we appreciate the upfront and high quality relationship that we've experienced with each of you over the past few years. In some ways I feel like Edward R. Murrow signing off the radio, but, hopefully, this is maybe the last IVEX conference call, but the first Packaging Dynamics conference call. Thank you very much.

F. Tannura                 Thanks, George. Let me talk a little bit about
                           just the transaction process, and give you an update with respect to the ground we've covered since our announcement on March 18th.

                           There were three filings that were necessary to be completed. The Hart-Scott-Rodino anti-trust filing, which has been filed by both IVEX and Alcoa, and we would expect there would be little issues with that. IVEX filed a proxy statement with the SEC on April 12th, and we filed a Form 10, which, in essence, is the registration statement for Packaging Dynamics, on April 19th.

                           Each of those documents with the SEC will be subject to review. We would expect to get comments certainly on the Form 10, and towards the end of May be in a position to finalize those documents, and make a mailing to our stockholders with all the appropriate information, and setting a shareholder meeting date for late in June, at which the transaction would be formally approved, and a closing would occur immediately thereafter. So, as George indicated, we still believe we're on a track to have the transaction closed in the second quarter.

                           Beyond the mechanics of the transaction, there's significant transition work being done by both companies to provide for a smooth and effective transition of the business processes from IVEX through the ownership change to Alcoa, and we continue to be pleased that that's moving in the appropriate pace.

                           With respect to Packaging Dynamics, we have filed the registration statement. We've also issued a press release when we filed that, providing some guidance relative to the financial outlook that I want to circle back to, so at this point there is a significant larger body of information concerning Packaging Dynamics out there in the public domain then there was even 10 day ago.

                           We would expect that Packaging Dynamics is going to be listed on Nasdaq. We're in the process of completing all the necessary applications, and approvals, etc., that need to be done to make that happen.

                           We also would expect, as previously indicated, that there would be a fair amount of continuity from the IVEX board to the Packaging Dynamics board, and in the From 10 filing, we indicate our current intentions are that there will be five board members initially. Those board members will be George Bayly, Tony Scotto, and Bill White, who are all current members of the IVEX board, and myself.

                           Tony Scotto represents, in the Package Dynamics structure, the interest of Packaging Investors, and that's a 42% shareholder that really is a vehicle for a Robert Bass affiliate.

                           Phil Harris, who is the CEO of Packaging
                           Dynamics, will also be joining the board, and that he will be the fifth member of that board on a go forward basis. Phil Harris, the CEO, has been CEO since January of 2001. Phil is an extremely capable executive, over 25 years of experience in the industry. He's building a strong team, and he is somebody that is particularly well known to the IVEX management team, so we believe we've got the right guy leading that business.

                           In addition to board participation, I will have a more significant role in the business going forward, and, as chairman, will really have a role that will keep me involved in helping Phil deal with key strategic and, potentially, operational issues, but more importantly, growth initiatives, and whether that's internal growth initiatives or acquisitions, I'll spend a fair amount of time there, and also dealing with financing sources, and whether that is lending sources or equity investors and the Wall Street research community, I will continue to have a role there that will hopefully be meaningful.

                           From a strategic standpoint, I believe we've laid out the strategy of the business pretty well in the registration statement, and you will see a lot of similarities to the strategy that we've executed successfully at IVEX. It is a vertically integrated business in a highly fragmented industry that we believe presents growth opportunities, both through internal growth, because of our strong market positions and the underlying growth of the market, but also through acquisitions, and being able to identity those acquisitions and bring them in the fold in a way that is accretive to shareholder value is something that we intend to place a focus on as we go forward.

                           In the first quarter, you can see from the equity income in the IVEX financial statements that Packaging Dynamics had a stronger quarter than they did last year. Those numbers aren't yet public, but what I can tell you is that the business experienced 5% top line growth. We did see modest margin improvement, and also a significant impact from de-leveraging and lower interest rates. Three things that, again, are very consistent with the story you've come to know at IVEX.

                           In our press release on April 22nd where we announced the filing of the registration statement by Packaging Dynamics, we also provided earning guidance for that company, and what we indicated was that we were targeting sales growth of approximately 5% on a going forward basis. We did expect to be able to improve our operating margins, and that in 2002 we were targeting earnings per share of approximately $0.60, and that as we move forward, we continue to expect 4% to 6% internal top line growth and certainly are targeting earnings per share growth in double digits. As we move forward a little bit further, we'll provide more specific guidance to '03, and probably identify a specific earnings per share growth rate that we would expect to be able to deliver.

                           The $0.60 a share target for this year, as you look at the pro forma information for '01 that is in the registration statement, may not initially be intuitive, but that's the right level. But I think if you think through top line growth of 5%, modest margin improvement and significant reduction in interest expense, due both to the rate environment and de-levering, I think that you'll find that those numbers are consistent with those three primary premises for the year. And we could not be more excited about the opportunities that are ahead of Packaging Dynamics. We believe we've got the resources and the market position to move forward and believe that it has a very successful life in front of it.

                           One of the things that I should make clear that in all the comments I just made about earnings and margins are excluding non-recurring items, the majority of which really in some way or another relate to this transaction, so you will see some other charges in the statements and also some income in the statements from the note reduction--IVEX note forgiveness, in essence--and those credits and charges, basically, are non-operating, and I've kind of excluded the impact of those from all my comments.

                           So at this point, George and I would be happy to answer any questions you have about IVEX's performance, which we feel very good about, not only first quarter, but also the momentum as we move forward, the transaction process or, to the extent we're able to, Packaging Dynamics.

Moderator                  And, ladies and gentlemen, if you do have a
                           question at this time, please press the one on your touch-tone phone. You'll hear a tone indicating you've been placed in queue. You may remove yourself from the queue at any time by depressing the pound key. We ask if you're using a speaker phone if you please pick up your handset before pressing any numbers. Once again, if you have a question, please press the one at this time. Our first question is from the line of George Staphos with Salomon Smith Barney.
                           Please go ahead.

G. Staphos                 Thanks, and again, guys, congratulations on the
                           transaction, and good luck with the quarter and the closing. A couple of things.

                           First of all, Frank, can you give us a little bit of incremental view, perhaps you can't at this juncture, but on how the Packaging Dynamic volume trends sort of progressed through the quarter? I know the top line was 5%. Did that get stronger as the quarter ended? Was it pretty even? And would that be a pretty good reflection of volume trends?

F. Tannura                 Within the first quarter, George, I would say
                           the volume trends we saw were very consistent with what we saw at IVEX, and that is a very weak January, a relatively weaker January, followed by strength building in February and March.

G. Staphos                 Okay.

F. Tannura                 What I would not do though is I would not
                           extrapolate that to think that growth can be much stronger than 5% for the year. That continues to be the growth rate that we're targeting for the year.

G. Staphos                 Okay.

F. Tannura                 But it's certainly got momentum.

G. Staphos                 Okay. Would you say that for both businesses,
                           you know, let's say on the food service side and in the Packaging Dynamics side, that you maintained the March rate into April, from what you can see right now?

F. Tannura                 Yeah. We were pleased with volumes in the month
                           of April.

G. Staphos                 Okay.

F. Tannura                 In both businesses.

G. Staphos                 Fair enough. You know, just doing some rough
                           math, would you say that kind of average pricing was down about 10% or so in the quarter? I realize that's really back of the envelope.

F. Tannura                 Yeah, and it's apples and oranges, too, across
                           the different businesses.

G. Staphos                 Yep.

F. Tannura                 But it's certainly double digits.

G. Staphos                 Okay.

F. Tannura                 We had double-digit reduction in selling prices.

G. Staphos                 Okay. I would assume that extrusion basically
                           followed consumer or food, so, again, the run rates that you carried into--that were apparent in March, you carried into April.

F. Tannura                 That's correct.

G. Staphos                 Okay. And the last question I had, George, you
                           mentioned that there is some signs of recovery on the tech side, and I realize a lot of that might just that we've gone down so far in the sector as a whole, not just you guys, that, you know, comps are easy, and any kind of a pickup is an improvement, but what are you seeing there? Thanks.

G. Bayly Well, George, I think that without being specific because there's a number of projects that are underway with customers that are in a confidential category.

G. Staphos                 Sure.

G. Bayly But what I would say is that we've had a number of very large projects under way, even towards the end of last year.

G. Staphos                 Yep.

G. Bayly And many cases those went slower than normal in this industry because it tends to be a very high paced and a highly active new product development sector for us, but the slowdown affected the rollout of these large projects, and what we're seeing right now is that the tool building, which, again, takes a little bit of time, probably as much as three to six months in some cases, is coming to a conclusion, and the activity of the rollout initiatives on these large customers is all gaining a whole lot of momentum.

G. Staphos                 Okay.

G. Bayly So what we see today is that, and I'm just talking about the electronics sector alone . . .

G. Staphos                 Understand.

G. Bayly . . . is I'd say much more positive from a tool building and a rollout new product development standpoint than we have seen, I would say, in the last --for sure the last 12 months.

G. Staphos                 Okay.

G. Bayly And so we've been able to fill in the gap with the improvement on the medical side, but, obviously, not to the extent that the drop-off occurred in electronics, so I really feel good about the business. Medical is going to continue to be strong, and the electronics, I think, is going to just continue to gain momentum as the year goes on.

G. Staphos                 Okay. Great. Well, we'll see you on the next
                           Packaging Dynamics call. Take care, guys.

F. Tannura                 Thanks, George.

Moderator                  And again ladies and gentlemen, if you have a
                           question, please press one. And to the
                           presenters on the call, no further questions in queue.

F. Tannura                 Okay. Well, we certainly appreciate everybody's
                           participation today and look forward to being able to inform you about the closing of our transaction with Alcoa later this quarter, and are certainly very excited about the future investments opportunities in Packaging Dynamics.
                           So we will speak to you all soon. Thank you.

Moderator                  And ladies and gentlemen, this conference is
                           available for replay starting today, May 1st, at 2:15 p.m. central, and it will last until May
                           8th at midnight. You may access the AT&T
                           Executive Playback Service at any time by dialing 800-475-6701 and entering the access code 636867. That number again 800-475-6701 and the access code 636867. That does conclude your conference for today. Thank you for your participation, and you may now disconnect.




                                ***********

In connection with the proposed merger of Ivex with a wholly-owned subsidiary of Alcoa Inc., Ivex filed a preliminary proxy statement on
Schedule 14A with the Securities and Exchange Commission on April 12, 2002. Ivex stockholders are urged to read the definitive proxy statement when it becomes available because it will contain important information. Ivex stockholders may obtain free copies of the definitive proxy statement, when it becomes available, and other documents filed with the Securities and Exchange Commission by Ivex and Packaging Dynamics in connection with the merger at the Securities and Exchange Commission's web site at http://www.sec.gov. Stockholders of Ivex may also obtain for free the definitive proxy statement and other documents filed by Ivex with the Securities and Exchange Commission in connection with the merger by directing a request to Ivex at 100 Tri-State Drive, Lincolnshire, Illinois 60069; Attention: Investor Relations.

                                ***********

Ivex and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Ivex stockholders with respect to the merger. Information regarding these directors and executive officers and their ownership of Ivex common stock is contained in Ivex's Annual Report on Form 10-K for the fiscal year ended December 31, 2001. Additional information regarding these directors and executive officers and their interests will be included in the definitive proxy statements.

                                ***********